Exhibit 10.4




                  EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT




	EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT (the "Agreement"), dated as of June 8, 1995, between RICHFOOD HOLDINGS, INC., a Virginia corporation (the "Company"), and JOHN E. STOKELY (the "Employee").

	WHEREAS, the Board of Directors and the Executive Compensation Committee (the "Committee") of the Board of Directors of the Company expect that the Employee will make substantial contributions to the future growth and prospects of the Company; and

	WHEREAS, the Board and the Committee desire to obtain for the Company the continued services of the Employee; and

	WHEREAS, the Employee desires to continue to be employed by the Company and to remain in the employ of the Company during the term of this Agreement.

	NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

	1.	Definitions.  When used in this Agreement, the following terms shall have the meanings specified:

		(a)	Cause.  "Cause", when referring to a termination of
employment, shall mean: (i) conviction by a court of competent jurisdiction for a felony; (ii) breach of any material obligation to the Company under any material agreement concerning any term of employment; or (iii) willful or gross neglect of duties to the Company or willful or gross misconduct in the performance of such duties. All determination as to whether termination is for Cause shall be made in good faith by the Board of Directors of the Company and shall be binding on the parties hereto.

		(b)	Change in Control.  A "Change in Control" of the Company
shall be deemed to have occurred if: (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the aggregate voting power of all classes of the Company's then outstanding voting securities; or (ii) the shareholders of the Company approve (A) a plan of merger, consolidation or share exchange between the Company and an entity other than a direct or indirect wholly-owned subsidiary of the Company, or (B) a proposal with respect to the sale, lease, exchange or other disposal of all, or substantially all, of the Company's property.

		(c)	Disability.  "Disability" shall mean a condition,
determined on the basis of medical evidence satisfactory to a physician designated by the Board of Directors of the Company, rendering the Employee, due to bodily injury or disease or mental illness, unable to perform the duties pertaining to his employment with the Company on a full-time basis for 180 consecutive days.

		(d)	Pre-Tax FIFO Earnings.  The Company's "Pre-Tax FIFO
Earning" for any fiscal year shall be deemed to be the Company's consolidated earnings before provision for income taxes as reflected on the Company's audited consolidated Statement of Operations for such fiscal year, as adjusted by valuing inventories using the first-in, first-out method; provided, however, that in calculating Pre-Tax FIFO Earnings for purposes of this Agreement, the Board of Directors of the Company may, at its option, exclude any non-recurring or extraordinary items affecting the Company's earnings for such period.

		(e)	Reduction in Service.  A "Reduction in Service" shall be
deemed to have occurred if the job title, job description, responsibilities or duties assigned to the Employee are materially reduced from those assigned to him on the date hereof.

	2.	Term.  This Agreement shall continue in full force and effect for three (3) years following the date first above written.

	3.	Employment as President and Chief Operating Officer; Election to
the Board of Directors. (a) The Company agrees to employ the Employee throughout the term of this Agreement as its President and Chief Operating Officer, with a job description, responsibilities and duties commensurate with his position; provided, however, that the Company may terminate the Employee's employment hereunder at any time, subject to the provisions of Section 6 hereof (it being expressly understood that this Agreement is not intended to alter the at-will nature of the Company's employment of the Employee). In consideration of the Company's obligations under this Agreement, the Employee agrees that (i) he will not voluntarily leave the employ of the Company during the term of this Agreement, and (ii) he will devote his full business time and attention to service to the Company and its subsidiaries commensurate with his position as President and Chief Operating Officer throughout the term of this Agreement.

		(b)	The Board of Directors of the Company agrees to nominate
the Employee for election to such Board at each annual meeting of shareholders during the term of this Agreement and to use its best efforts to cause the Employee to be duly elected to such Board at such shareholders' meetings.

	4.	Compensation.  During the term of this Agreement and unless the
Employee's employment has been earlier terminated, the Company agrees to: (a) pay the Employee as compensation for his services an annual base salary in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) per year ("Annual Base Salary"); (b) permit the Employee to participate in such long-term incentive compensation programs as the Committee may make generally available to the Company's executive employees; (c) provide for the benefit of the Employee such vacation, pension, and disability benefits as are, and such coverage under life, accident, medical and dental plans as is, generally provided from time to time to the Company's executive employees; provided, however, that the Company agrees to pay the Employee's portion of the premiums for coverage under such life, accident, medical and dental plans; (d) provide a car that is owned or leased by the Company for the Employee's use, which car shall be of comparable quality to the car currently provided to the Employee by the Company; and (e) pay for the Employee's initiation and annual membership fees in a single business club located in Richmond, Virginia.

	5.	Annual Incentive Compensation.  (a) In addition to the foregoing compensation and benefits and subject to Section 5(b) hereof, the Company agrees to pay the Employee annual incentive compensation in an amount equal to the product of (i) Employee's Annual Base Salary pursuant to Section 4(a) hereof, multiplied by (ii) the percentage that corresponds to the applicable level of the Company's Pre-Tax FIFO Earnings as follows: threshold-40%; target-70%; and maximum-100%. The threshold, target and maximum levels of the Company's Pre-Tax FIFO Earnings for purposes of calculating Employee's incentive compensation hereunder for each of the Company's fiscal years ending April 27, 1996, May 3, 1997 and May 2, 1998 shall be identical to the threshold, target and maximum levels of the Company's Pre-Tax FIFO Earnings established annually by the Committee for the Company's Executive Officer Performance Plan. Such incentive compensation shall be paid to the Employee in a lump sum within One Hundred Twenty (120) days after the close of the fiscal year to which it relates.

		(b)	The Employee shall be entitled to receive the incentive
compensation specified in Section 5(a) hereof with respect to any fiscal year completed before any termination of his employment with the Company. If the Employee's employment with the Company is terminated after the completion of the second fiscal quarter of any fiscal year for which incentive compensation is specified in Section 5(a) hereof and such termination is made (i) by the Company for any reason other than for Cause, or (ii) by the Company or the Employee following the occurrence of a Change in Control of the Company, then the Employee shall be entitled to receive the full amount of incentive compensation specified in Section 5(a) with respect to such fiscal year. Except as provided in the preceding sentence, the Employee shall not be entitled to receive incentive compensation pursuant to Section 5(a) hereof with respect to any fiscal year that was not completed before any termination of his employment with the Company.

	6.	Severance.  In the event the Employee's employment is terminated
(a) by the Company during the term of this Agreement for any reason other than for Cause or upon the Employee's death or Disability, or (b) by the Company for any reason within one year after a Change in Control of the Company other than upon the Employee's death or Disability, or (c) by the Employee within one year after a Change in Control of the Company followed by a Reduction in Service, then in each such instance the Company shall pay to the Employee, in addition to any compensation, annual incentive compensation or other incentive compensation awards theretofore earned by, or awarded to, the Employee that have not yet been paid to him, a severance benefit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00). Such severance benefit shall be paid to the Employee in a lump sum within sixty (60) days of the date of such termination. The amount of such severance benefit shall not be reduced by any compensation earned by the Employee as a result of employment by another employer after the date of termination or otherwise.

	7.	Successors; Binding Agreement.  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets that executes and delivers the agreement provided for in this
Section 9 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

		(b)	This Agreement shall inure to the benefit of and be
enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Employee.

	8.	Notice.  For purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Company:

                          Richfood Holdings, Inc.
                          2000 Richfood Road
                          P. O. Box 26967
                          Richmond, Virginia  23261
                          Attention:  Secretary

                          with a copy to:

                          Gary E. Thompson, Esquire
                          Hunton & Williams
                          Riverfront Plaza, East Tower
                          951 East Byrd Street
                          Richmond, Virginia  23219

	If to the Employee, to his address as reflected from time-to-time in the personnel records of the Company. Either party hereto may change its address for purposes of this Section by furnishing written notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

	9.	Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing an signed by the Employee and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereof of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

    10.	Validity.  The invalidity or unenforceability of any provision of this
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf, and the Employee has duly executed this Agreement, all as of the date first above written.

                                           RICHFOOD HOLDINGS, INC.



                                           By:   /s/ Donald D. Bennett
                                                 Donald D. Bennett
                                                 Chairman of the Board
                                                 and Chief Executive Officer



                                           EMPLOYEE:


                                           /s/ John E. Stokely
                                           JOHN E. STOKELY